UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 20, 2016

WPX Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35322	45-1836028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 One Williams Center, Tulsa, Oklahoma	74172-0172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 979-2012

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On July 20, 2016, WPX Energy, Inc. (the “Company”) entered into Conversion Agreements with certain existing beneficial owners (the “Preferred Holders”) of its 6.25% Series A Mandatory Convertible Preferred Stock (the “Preferred Stock”), pursuant to which each of the Preferred Holders has agreed to convert (the “Conversion”) shares of Preferred Stock it beneficially owns into shares of the Company’s common stock, par value $.01 per share (“Company Common Stock”), and will in addition receive a cash payment from the Company in connection with the Conversion. The Preferred Holders have agreed to convert an aggregate of 2,201,180 shares of Preferred Stock into 10,227,872 shares of Company Common Stock in the Conversion, and the Company has agreed to make an aggregate cash payment to the Preferred Holders in an amount expected to be approximately $9 million. Following the Conversion, approximately 4.8 million shares of Preferred Stock will remain outstanding. The Company expects to issue the shares of Company Common Stock in the Conversion on or about July 28, 2016.

The Company will issue the shares of Company Common Stock in a transaction exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, as an exchange exclusively with existing security holders where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. The shares of Preferred Stock converted in the Conversion will be retired by the Company.

The Preferred Stock will be mandatorily converted into Company Common Stock in July 2018. By entering into the Conversion and associated transactions early, the Company will reduce cash dividend payments and continue simplifying its capital and cost structure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WPX Energy, Inc.

By:	/s/ Stephen E. Brilz
Stephen E. Brilz
Vice President and Corporate Secretary

July 21, 2016